As filed with the Securities and Exchange Commission on May 21, 1998

                                            Registration Statement No. 333-47825


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                AMENDMENT NO. 3
                                       TO
                                    FORM S-3
                             ----------------------

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------

                                  DIACRIN, INC.
             (Exact name of registrant as specified in its charter)
                             ----------------------

            DELAWARE                                   22-3016912
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)


                             Building 96 13th Street
                              Charlestown Navy Yard
                              Charlestown, MA 02129
                                 (617) 242-9100
                        (Address, including zip code, and
                     telephone number, including area code,
                            of registrant's principal
                               executive offices)
                             ----------------------

                                Thomas H. Fraser
                      President and Chief Executive Officer
                                  Diacrin, Inc.
                             Building 96 13th Street
                              Charlestown Navy Yard
                              Charlestown, MA 02129
                                 (617) 242-9100
                     (Name, address, including zip code, and
                     telephone number, including area code,
                              of agent for service)

                                 with a copy to:

                             Steven D. Singer, Esq.
                                Hale and Dorr LLP
                                 60 State Street
                           Boston, Massachusetts 02109

         Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. _

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X
                                                                 ---
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _ 333-_______.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _ 333-__________.

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. _

         The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED MAY 21, 1998


PROSPECTUS

                                  DIACRIN, INC.


                        1,027,027 SHARES OF COMMON STOCK

                              ---------------------

         This Prospectus relates to 1,027,027 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Diacrin, Inc. ("Diacrin" or the "Company"). The shares were acquired by the persons named herein (the "Selling Stockholders") pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Shares are being registered by the Company pursuant to the terms of a Common Stock Purchase Agreement dated February 26, 1998, between the Company and each of the Selling Stockholders (the "Purchase Agreement"). See "Selling Stockholders."

         The Shares may be offered by the Selling Stockholders from time to time in transactions on the Nasdaq National Market ("Nasdaq"), in privately negotiated transactions, through the writing of options on the Shares or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

         This Prospectus may be used by the Selling Stockholders or by any broker-dealer who may participate in sales of the Shares. The Selling
Stockholders will pay all commissions, transfer taxes and other expenses associated with the sale of the Shares by them.

         The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Company and the Selling Stockholders have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act.


     The Company's Common Stock is traded on Nasdaq under the symbol "DCRN." On May 20, 1998, the closing sale price of the Common Stock on Nasdaq was $8.50 per share.

               THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE
                OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                             ----------------------



             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
              OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.
                              ---------------------

                 The date of this Prospectus is May __, 1998.

                              AVAILABLE INFORMATION

         The  Company  is  subject  to  the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Company is required to file electronic versions of certain documents through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

         The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, supplements, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Shares, reference is made to such Registration Statement. Statements contained in this Prospectus regarding the contents of any agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference:

         (1) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed with the Commission on May 15, 1998.

         (2) The Company's Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Commission on February 17, 1998, as amended by a Form 10-K/A filed April 22, 1998 and a Form 10-K/A filed May 8, 1998.

         (3) The Company's Current Report on Form 8-K dated February 26, 1998, filed with the Commission on March 6, 1998.

         (4) The description of the Common Stock of the Registrant, $0.01 par value per share (the "Common Stock"), contained in the Registrant's Registration Statement on Form 10 filed with the Commission on April 29, 1992 as amended on July 20, 1992.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial filing of the Registration Statement of which this Prospectus is a part and prior to the termination of the offering of the Shares registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). All such requests shall be directed to: Diacrin, Inc., Building 96, 13th Street, Charlestown Navy Yard, Charlestown, MA 02129, Attention: Vice President of Finance and Administration,
Telephone: (617) 242-9100.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         This Prospectus contains forward-looking statements, including information with respect to planned timetables for the completion of ongoing clinical trials and commencement of new clinical trials, the planned timetables and duration of any planned future clinical or preclinical trials, development funding expected to be received in connection with the Diacrin/Genzyme joint venture and the expected sources of porcine cells used in the Company's products. For this purpose, any statements contained herein (or incorporated herein by reference) that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes", "anticipates", "plans", "expects" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause actual events or the Company's actual results to differ materially from those indicated by such forward-looking statements. These factors include, without limitation, those set forth below under the caption "Risk Factors".


                                   THE COMPANY

     Diacrin is developing transplantable cells for the treatment of human diseases which are characterized by cell dysfunction or cell death and for which current therapies are either inadequate or nonexistent. Products under development for the treatment of neurological disorders include:
NeuroCell(TM)-PD for Parkinson's disease and NeuroCell(TM)-HD for Huntington's disease, both of which are being developed in a joint venture with Genzyme Corporation ("Genzyme"), NeuroCell(TM)-FE for focal epilepsy, porcine neural cells for stroke and intractable pain and spinal cord cells for spinal cord injury. Also under development are hepatocytes for alcoholic hepatitis and cirrhosis, myoblasts for cardiac disease and retinal epithelial cells for macular degeneration.

         In March 1995, the United States Food and Drug Administration ("FDA") cleared the Company to conduct the first ever clinical trial of transplanted porcine cells in humans and in April 1995 the Company initiated a Phase 1 clinical trial to evaluate NeuroCell (TM)-PD for the treatment of Parkinson's disease. Enrollment in this 12-patient Phase 1 clinical trial was completed in October 1996 and patient recruitment in a 36-patient pivotal Phase 2 clinical trial of NeuroCell (TM)-PD was recently initiated. In May 1996, the Company initiated a Phase 1 clinical trial to evaluate NeuroCell(TM)-HD for the treatment of Huntington's disease. In March 1997, enrollment of all 12 patients in the trial was completed. In January 1998, the Company initiated a Phase 1 clinical trial to evaluate NeuroCell (TM)-FE for the treatment of complex partial epileptic seizures in patients whose disease is not well-controlled with drug therapy.

         While the feasibility of cell transplantation has been demonstrated clinically, widespread use of cell transplantation in clinical applications has been hampered by the lack of an adequate supply of human donor cells. To overcome this constraint, Diacrin has pioneered the use of porcine cells for clinical transplantation. The Company believes that pigs will be a reliable source of a wide range of cell types suitable for transplantation into humans. The Company has shown in preclinical studies and early clinical trials that, under standard immunosuppressive regimens, transplanted porcine cells appear capable of addressing the functional deficits caused by cell damage or cell death.

         In addition, Diacrin is developing a proprietary immunomodulation technology which is exclusively licensed to the Company from the Massachusetts General Hospital ("MGH"). This technology involves the selective treatment of major histocompatibility complex ("MHC") class I antigens on cell populations prior to transplantation to prevent the patient's immune system from rejecting the transplanted cells. The Company's approach would obviate the need for standard immunosuppressive regimens, which may leave the patient vulnerable to a wide range of undesirable side effects, including susceptibility to infectious agents and cancer. Preclinical studies in animal models, including primates, have demonstrated the ability of the Company's immunomodulation technology to prevent rejection of transplanted porcine cells without compromising the ability of the immune system to protect the recipient in its normal fashion. Neurons, hepatocytes and cardiac myocytes treated with Diacrin's proprietary immunomodulation technology have been successfully transplanted into animals without immunosuppression. This technology is presently being evaluated in Parkinson's disease, Huntington's disease and focal epilepsy patients as part of Phase 1 clinical trials of NeuroCell (TM)-PD, NeuroCell(TM)-HD and NeuroCell(TM)-FE, respectively. Phase 1 clinical trial results suggest that NeuroCell(TM)-PD treated with the Company's immunomodulation technology may be effective without the use of standard immunosuppression.

         The FDA has granted orphan drug designation for NeuroCell (TM)-PD for advanced Parkinson's disease and NeuroCell(TM)-HD for Huntington's disease. Each received a designation for use of the product with Diacrin's immunomodulation technology to prevent rejection and a designation for use without this technology. Under current law, the first developer to receive FDA marketing approval for a designated orphan drug is generally entitled to a seven-year exclusive marketing period in the United States.

         In September 1996, the Company and Genzyme formed Diacrin/Genzyme LLC (the "Joint Venture"), a joint venture to develop and commercialize NeuroCell(TM)-PD and NeuroCell(TM)-HD (the "Joint Venture Products"). Under the terms, and subject to certain conditions, of the joint venture agreement, which was effective October 1, 1996, Genzyme has agreed to provide 100% of the first $10 million in funding and 75% of the following $40 million in funding for the development and commercialization of the Joint Venture Products. The Company agreed to provide the remaining 25% of the following $40 million in funding. All costs incurred in excess of $50 million are to be shared equally between Genzyme and the Company in accordance with the terms of the agreement. Any profits of the Joint Venture are to be shared equally by the two parties. The Joint Venture plans that Diacrin and Genzyme will perform, on behalf of the Joint Venture, the development activities in connection with the Joint Venture Products and that Genzyme will market and sell the Joint Venture Products on a cost reimbursement basis on behalf of the Joint Venture.

     In addition to NeuroCell(TM)-PD, NeuroCell(TM)-HD and NeuroCell(TM)-FE, Diacrin has seven other products in various stages of preclinical development:
(i) porcine hepatocytes for alcoholic hepatitis; (ii) human hepatocytes for cirrhosis; (iii) human myoblasts for cardiac disease; (iv) neural cells for stroke; (v) neural cells for intractable pain; (vi) spinal cord cells for spinal cord injury and (vii) retinal epithelial cells for macular degeneration.

         The Company was incorporated under the laws of the State of Delaware in 1989 and commenced operations in 1990. The Company's principal executive offices are located at Charlestown Navy Yard, Building 96, Charlestown, Massachusetts 02129 and its telephone number if (617) 242-9100.

                              RECENT DEVELOPMENTS

     On April 21, 1998, the Company announced financial results for the quarter ended March 31, 1998. The selected financial data set forth below as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 is unaudited.

                                                             DIACRIN, INC.
                                                        SELECTED FINANCIAL DATA

                                                                        Three Months Ended March 31,
Statement of Operations Data:                                            1998                 1997
REVENUES:
   Research and development                                          $  1,142,746            $  1,191,326
   Interest income                                                        351,185                 331,396
                                                                  ----------------        -----------------
         Total revenues                                                 1,493,931               1,522,722
                                                                  ----------------        -----------------

OPERATING EXPENSES:
   Research and development                                             1,839,443               1,611,269
   General and administrative                                             402,177                 411,480
   Interest expense                                                        26,438                  18,846
                                                                  ----------------        -----------------
         Total operating expenses                                       2,268,058               2,041,595
                                                                  ----------------        -----------------

EQUITY IN OPERATIONS OF JOINT VENTURE                                      54,989                       -
                                                                  ----------------        -----------------

NET LOSS                                                             $   (829,116)           $   (518,873)
                                                                  ================        =================

NET LOSS PER COMMON SHARE                                            $       (.06)           $       (.04)
                                                                  ================        =================

SHARES USED IN COMPUTING NET LOSS PER COMMON SHARE                     13,657,209              13,192,471
                                                                  ================        =================

Balance Sheet Data:                                                 March 31, 1998         December 31, 1997
                                                                    --------------         -----------------
Cash, cash equivalents and investments                               $ 29,977,718             $ 21,347,164
Total assets                                                           31,284,712               22,779,793
Long-term debt                                                            581,805                  672,426
Stockholders' equity                                                   28,821,694               20,203,668



                                  RISK FACTORS

         The Shares offered hereby involve a high degree of risk. The following risk factors should be considered carefully in addition to the other information included or incorporated by reference in this Prospectus before purchasing the Shares offered hereby.

Reliance on Joint Venture with Genzyme Corporation
--------------------------------------------------

         The Company and Genzyme are parties to a joint venture agreement relating to the development and commercialization of NeuroCell (TM)-PD and NeuroCell(TM)-HD, the Company's most advanced product candidates. Under the agreement, Genzyme has agreed to provide the first $10 million of product development and commercialization funding required after October 1, 1996 for the Joint Venture Products, 75% of the next $40 million of funding and 50% of funding thereafter. In addition, Genzyme has agreed to market and sell the Joint Venture Products on behalf of the Joint Venture. Furthermore, the Joint Venture plans to manufacture the Joint Venture Products in facilities controlled by Genzyme.

         Genzyme has the right, at any time after it has contributed $10 million of funding, to terminate the joint venture agreement, without cause, upon 180 days notice to Diacrin. In the event of such termination, the Company (i) would lose a significant source of funding for the NeuroCell(TM)-PD and the NeuroCell(TM)-HD product development programs, (ii) would lose access to Genzyme's experienced sales, marketing, development and manufacturing organizations, and (iii) would need to establish clinical production facilities for the production of the Joint Venture Products. There can be no assurance that the Company would be able to complete development or commercialization of NeuroCell (TM)-PD and NeuroCell(TM)-HD if Genzyme terminated the joint venture agreement.

         In addition, under certain circumstances, Genzyme has the right to terminate the joint venture agreement following an unremedied breach by Diacrin of any material term of the agreement. In the event of such termination, Genzyme has the option to obtain an exclusive, worldwide, royalty-bearing license to certain Diacrin technology required to manufacture and market the Joint Venture Products. If Genzyme exercised its option, the Company would be entitled to receive a royalty on the net sales of the Joint Venture Products, which royalty may be significantly less than amounts the Company would be entitled to receive under the 50%/50% profit split agreed to as part of the joint venture agreement.

         Any termination of the joint venture agreement, whether by Genzyme or Diacrin, could have a material adverse effect on the Company's business, results of operations or financial position. In addition, there can be no assurance that the economic and other interests of the Company and Genzyme will coincide during the term of the joint venture agreement or that disagreements will not occur between the Company and Genzyme during the term of the agreement, either of which could have a material adverse effect on the Company's business, results of operations or financial position. See "- - Dependence on Others."

Reliance on Cell Transplantation Technology; No Currently Approved
------------------------------------------------------------------
Xenotransplantation-Based Products; PERV Testing
------------------------------------------------

         Diacrin has concentrated its efforts and therapeutic product research on its cell transplantation technology and will be dependent on the successful development of the technology. Cell transplantation technology is an emerging technology with, as yet, limited clinical applications. There can be no assurance that the Company's cell transplantation technology will result in the development of any therapeutic products. If it does not, the Company may be required to change dramatically the scope and direction of its product development activities.

         The   Company's   approach   involves    xenotransplantation   --   the
transplantation of cells from one species into another. Although several companies are focusing on this area, xenotransplantation-based products represent a novel therapeutic approach that has not yet been subject to extensive clinical testing. Xenotransplantation also poses a risk that viruses or other animal pathogens may be unintentionally transmitted to a human patient. The Company is aware of recent scientific publications by others which demonstrate, under laboratory conditions, that porcine endogenous retroviruses ("PERV") have the potential to infect human cells. In response to these findings, the Company has been required by the FDA to perform certain tests to determine whether PERV is present in patients that have received porcine cells. These tests have been performed on samples from patients who have received NeuroCell (TM)-PD and no PERV was detected in these samples. Given the satisfactory results of those tests, the FDA cleared the Company to proceed with its planned clinical trials in NeuroCell(TM)-PD and NeuroCell(TM)-FE in December 1997. The Company has also been required by the FDA to perform additional tests on porcine neural cells to determine if infectious PERV is present. These tests have been performed and no PERV was detected. The Company has been required by the FDA to develop an additional test for the detection of PERV and has been instructed to routinely monitor patient blood samples for the presence of PERV. If PERV is detected in this test or samples, additional tests may be required to assess the risk to patients of PERV infection. If such additional tests are required, trials of the Company's porcine cell products may be delayed. While PERV has not been shown to cause any disease in pigs, it is not known what effect, if any, PERV may have on human beings. The Company's porcine cell product development programs would be negatively impacted by the detection of infectious PERV in porcine cells or clinical trial subjects. An inability to proceed with further trials or a substantial delay in the clinical trials would have a material adverse effect on the Company.

         No xenotransplantation-based therapeutic product has been approved for sale by the FDA. The FDA has not yet established definitive regulatory guidelines for xenotransplantation, but has proposed guidelines in an attempt to reduce the risk of contamination of transplanted cellular products with infectious agents. Diacrin has provided the FDA with a written response to the proposed guidelines, however, there can be no assurance that such guidelines will be issued, or that Diacrin will be able to comply with final guidelines that may be issued. Furthermore, there can be no assurance that any products developed and tested by Diacrin will be approved by the FDA or regulatory authorities in other countries, or that xenotransplantation-based products, including the Company's product candidates, will be accepted by the medical community or third-party payers or that the degree of acceptance will not limit the size of the market for such products.

History of Operating Losses; No Assurance of Revenue or Operating Profit
------------------------------------------------------------------------

         The Company has generated no revenue from product sales to date. Diacrin has accumulated net losses from its inception in 1989 through December 31, 1997 of approximately $34.7 million, and losses are continuing. The Company expects to incur substantial operating losses for the foreseeable future. The Company expects that the Joint Venture's 1998 product development plans together with the Company's commencement of funding of the Joint Venture will significantly increase the Company's net loss in 1998 as compared with 1997. The Company currently has no material sources of revenue from product sales or license fees, and there can be no assurance that it will be able to develop such revenue sources or that its operations will become profitable, even if it is able to commercialize any products.

Lack of Commercial Products; No Assurance of Successful Product Development
---------------------------------------------------------------------------

         The Company has no products available for sale and does not expect to have any therapeutic products commercially available for at least the next several years, if at all. The Company's potential products will require significant additional development, preclinical and clinical testing, regulatory approval and additional investment prior to commercialization. The Company's potential therapeutic products are at early stages of research and development and the Company's growth will depend on the successful development and commercialization of its products. There can be no assurance that any such potential products will be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs or be successfully marketed.

Need for Substantial Additional Funds
-------------------------------------

         The  Company  will  require  substantial  additional  funding  for  its research and product development programs and operating expenses, and for pursuing regulatory clearances and building production capabilities. Adequate funds for these purposes, whether obtained through equity or debt financings, collaborative or other arrangements with corporate partners or from other sources, may not be available when needed or on terms acceptable to the Company. Insufficient funds may require the Company to delay, scale back or eliminate certain of its product development programs or to license others to commercialize products or technologies that the Company would otherwise seek to develop and commercialize itself, any of which would have a material adverse effect on the Company.

Uncertainty Associated with Preclinical and Clinical Testing
------------------------------------------------------------

         Before obtaining regulatory approvals for the commercial sale of any of the Company's potential products, the products will be subjected to extensive preclinical and clinical testing to demonstrate their safety and efficacy in humans. To date, the Company has administered NeuroCell (TM)-PD, NeuroCell(TM)-HD and NeuroCell (TM)-FE to an aggregate of 25 patients in Phase 1 human clinical trials. Results of initial preclinical and clinical testing of products under development by the Company are not necessarily predictive of results that will be obtained from subsequent or more extensive preclinical and clinical testing. Furthermore, there can be no assurance that clinical trials of products under development will demonstrate the safety and efficacy of such products at all or to the extent necessary to obtain regulatory approvals. Companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a therapeutic product under development could delay or prevent regulatory approval of the product and would have a material adverse effect on the Company.

         The rate of completion of clinical trials is dependent upon, among other factors, the enrollment of patients. Patient accrual is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study and the existence of competitive clinical trials. Delays in planned patient enrollment in the Company's current clinical trial or future clinical trials may result in increased costs, program delays or both, which could have a material adverse effect on the Company.

No Assurance of FDA Approval; Government Regulation
---------------------------------------------------

         The FDA and comparable government agencies in foreign countries impose substantial regulations on the manufacture and marketing of pharmaceutical products through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these regulations typically takes several years or more and varies substantially based upon the type, complexity and novelty of the proposed product. The Company cannot yet accurately predict when it might first submit any Product License Application ("PLA") or Biologics License Application ("BLA") for FDA or other regulatory approval.

         The effect of government regulation may be to delay marketing of new products for a considerable or indefinite period of time, to impose costly procedures upon the Company's activities or to diminish or eliminate any competitive advantage the Company may enjoy. There can be no assurance that FDA or other regulatory approval for any products developed by the Company will be granted on a timely basis, if at all. Any such delay in obtaining, or failure to obtain, such approvals could adversely affect the marketing of the Company's products and the ability to generate product revenue. The extent of potentially adverse government regulation which might arise from future legislation or administrative action cannot be predicted.

         If regulatory approval of a product is obtained, such approval may be conditioned upon limitations and restrictions on the product use. In addition, any marketed product and its manufacturer are subject to continuing governmental review and any subsequent discovery of previously unrecognized problems could result in restrictions on the product or manufacturer, including, without limitation, withdrawal of the product from the market. Failure of the Company to comply with applicable regulatory requirements can, among other things, result in fines, suspension of regulatory approvals, product recalls, seizure of products, operating restrictions or civil or criminal prosecution.

         Additionally, the Company is or may become subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with the Company's research and development work. The Company is unable to predict the extent of restrictions that might arise from any governmental or administrative action. There can also be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations, or any assurance that the operations, business or assets of the Company will not be materially adversely affected by current or future environmental laws or regulations.

Rapid Technological Changes; Competition
----------------------------------------

         The Company is engaged in activities in the biopharmaceutical field, which is characterized by extensive research efforts and rapid technological progress. There can be no assurance that research and discoveries by other biotechnology or pharmaceutical companies will not render the Company's programs or products uneconomical, result in therapies superior to any therapy developed by the Company or that any products developed by the Company will be preferred to any existing or newly-developed technologies.

         The biotechnology and pharmaceutical industries are characterized by intense competition. The Company competes against numerous companies, many of which have substantially greater financial and other resources than the Company. Several such enterprises have initiated cell transplantation research programs and/or efforts to treat the same diseases targeted by the Company through alternate technologies. These competitive enterprises have devoted, and will continue to devote, substantial resources to the development of cell transplantation or other products to treat such diseases. Private and public academic and research institutions also compete with Diacrin in the research and development of human therapeutic products.

         In addition, many of the Company's competitors have significantly greater experience than the Company in preclinical testing and human clinical trials of biotechnology and pharmaceutical products and in obtaining FDA and other regulatory approvals of products. Accordingly, the Company's competitors may succeed in obtaining FDA approval for products more rapidly or effectively than the Company. If the Company commences significant commercial sales of its products, it will also be competing with respect to manufacturing efficiency and sales and marketing capabilities, areas in which it has no experience.

Limited Regulatory, Manufacturing, Marketing and Sales Capabilities
-------------------------------------------------------------------

         The Company has not yet invested significantly in regulatory, manufacturing, marketing, distribution or product sales resources. To date, the Company has relied on others for the supply and production of pigs for its clinical programs. Although the Company intends to develop regulatory, manufacturing, marketing, distribution and sales resources in the future, there can be no assurance that the Company will be able to develop such resources successfully.

Uncertain Ability to Protect Proprietary Technology; Reliance Upon Licenses
---------------------------------------------------------------------------

         The biotechnology and pharmaceutical industries place considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. The Company's success will depend, in part, on its ability to obtain patent protection for its products, preserve its trade secrets and operate without infringing the proprietary rights of others. The Company has ongoing research efforts and expects to seek additional patents covering this research in the future. There can be no assurance of its success or timeliness in obtaining any patents, or of the breadth or degree of protection that any such patents will afford the Company.

         The patent position of biotechnology products is often highly uncertain and usually involves complex legal and factual questions. There can be no assurance that patent applications relating to the Company's potential products or technology will result in additional patents being issued or that, if issued, such patents will afford adequate protection to the Company or not be challenged, invalidated or infringed. Furthermore, there can be no assurance that others will not independently develop similar products and processes, duplicate any of the Company's products or, if patents are issued to the Company, design around such patents. In addition, the Company could incur substantial costs in defending itself in suits brought against it or in suits in which it may assert its patents against others. If the outcome of any such litigation is unfavorable, the Company's business could be adversely affected. To determine the priority of inventions, the Company may also have to participate in interference proceedings declared by the United States Patent and Trademark Office, which could result in substantial cost to the Company.

         Much of the Company's know-how and technology is not patentable. To protect its rights, the Company requires all employees, consultants, advisors and collaborators to enter into confidentiality agreements with Diacrin. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Further, in the absence of patent protection, the Company's business may be adversely affected by competitors who independently develop substantially equivalent technology.

Uncertain Availability of Third-Party Reimbursement and Product Pricing
-----------------------------------------------------------------------

     The Company's ability to commercialize products successfully will depend substantially on reimbursement of the costs of such products and related treatments at acceptable levels from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). There can be no assurance that reimbursement in the United States or foreign countries will be available for any products the Company may develop or, if available, will not be decreased in the future, or that reimbursement amounts will not reduce the demand for, or the price of, the Company's products, thereby adversely affecting the Company's business.

         Third-party payers are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed health care in the United States and the concurrent growth of organizations, such as HMOs, which can control or significantly influence the purchase of health care services and products, as well as legislative proposals to reform health care or reduce government insurance programs, may result in lower prices for therapeutic products. The cost containment measures that health care providers are instituting, including practice protocols and guidelines and clinical pathways, and the effect of any health care reform, could materially adversely affect the Company's ability to sell its products if successfully developed and approved. Moreover, the Company is unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on the Company's business.

Dependence on Key Personnel
---------------------------

         Because of the specialized nature of its business, the Company is highly dependent on its ability to attract and retain qualified scientific and technical personnel for the research and development activities conducted or sponsored by the Company. The loss of certain key executive officers could be significantly detrimental to the Company. Recruiting and retaining qualified scientific personnel to perform research and development work is critical to the Company's success. In addition, the Company's anticipated growth and expansion into areas and activities requiring additional expertise, such as clinical testing, regulatory compliance, manufacturing and marketing, will require the addition of new management personnel and the development of additional expertise by existing management personnel. There is intense competition for qualified personnel in the areas of the Company's activities, and there can be no assurance that the Company will be able to continue to attract and retain the qualified personnel necessary for the development of its business. The failure to attract and retain such personnel or to develop such expertise would adversely affect the Company's business.

Dependence on Others
--------------------

         The Company's strategy for development and commercialization of its product candidates entails entering into arrangements with corporate partners, collaborators, licensees and others and upon the subsequent success of these third parties in performing their obligations, including, as the case may be, any or all of preclinical and clinical testing, obtaining regulatory approvals, manufacturing and marketing. There can be no assurance that the Company will be able to maintain its existing arrangements or establish additional collaborative arrangements on favorable terms, if at all. If the Company is able to enter into any additional arrangements, such arrangements may require the Company to transfer certain material rights to third parties.

         There can be no assurance that any such corporate partners, collaborators, licensees or others will perform their obligations as expected or that the Company will derive any revenue or profit from any existing or future arrangements. While the Company believes its partners, collaborators, licensees and others will have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources to be devoted by such parties is not within the control of the Company. Furthermore, there can be no assurance that the interest of the Company will coincide with those of such other parties or that disagreements over rights to technology or other proprietary information or other matters will not occur. In addition, it is possible that such other parties will be independently involved in the development of products that may be competitive with the products they are developing in collaboration with the Company. If any of the Company's partners, collaborators, licensees or others breaches or terminates its agreement with the Company or otherwise fails to conduct its required activities in a timely manner, the development or commercialization of the product candidate under such collaborative agreement may be delayed, the Company may be required to undertake unforeseen additional responsibilities or devote unforeseen additional resources to such development or commercialization or such development or commercialization could be terminated. Any such event could adversely effect the Company's business, results of operations or financial position.

Potential Product Liability; Limited Product Liability Insurance
----------------------------------------------------------------

         The testing, marketing and sale of human health care products entail an inherent risk of product liability claims, and there can be no assurance that substantial product liability claims will not be asserted against the Company. The Company has limited product liability insurance and may need to increase its coverage as it expands human clinical trials and if and when it begins to market products. There can be no assurance that adequate insurance coverage will be available on acceptable terms, if at all, or that a product liability claim would not materially adversely affect the business or financial condition of the Company.

Possible Price Volatility of Common Stock
-----------------------------------------

         The market prices for securities of biopharmaceutical companies have been highly volatile. The announcement of technological innovations or new commercial products by the Company or its competitors, the impact of health care reform, developments relating to regulatory matters or to patents or proprietary rights, publicity regarding actual or potential clinical trial results with respect to products under development by the Company or others as well as period-to-period variances in financial results could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market price for many high technology companies and that have often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Common Stock.


                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

         The Company will bear all costs (excluding any brokerage fees, underwriting discounts and selling commissions and expenses incurred by the Selling Stockholders for legal services in excess of $7,500), fees and expenses incurred in effecting the registration of the Shares covered by this Prospectus, including, without limitation, all registration and filing fees required under federal and state securities laws, fees and expenses of counsel for the Company and fees and expenses of accountants for the Company.


                              SELLING STOCKHOLDERS

     The following table sets forth, to the knowledge of the Company, certain information regarding the beneficial ownership of Common Stock of each Selling Stockholder as of March 31, 1998 and as adjusted to give effect to the sale of the Shares offered hereby. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time.

     On February 26, 1998, the Company issued 1,027,027 shares of its Common Stock in a private placement to the three entities identified herein as Selling Stockholders. The shares were sold at a purchase price of $9.25 per share, resulting in aggregate gross proceeds to the Company of $9,500,000. The Company intends to use the net proceeds from the sale of the shares to fund research and development and preclinical and clinical testing of potential products, to fund the Company's commitments to Diacrin/Genzyme LLC and for general corporate purposes. All of the Shares being offered by the Selling Stockholders were acquired by them from the Company in private placement transactions pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. The Shares are being registered by the Company pursuant to the terms of the Purchase Agreement. In the Purchase Agreement, the Company has agreed, among other things, to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. See "Plan of Distribution."

         Each Selling Stockholders represented in the Purchase Agreement that it was acquiring the Shares for investment and with no present intention of distributing any of such Shares. In recognition of the fact that investors, even though purchasing Common Stock without a view to distribution, may wish to be legally permitted to sell publicly their Shares when they deem appropriate, the Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until February 26, 2000. See "Plan of Distribution."


------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    Percentage of
                                      Number of          Percentage of                            Number of           Shares of
                                      Shares of            Shares of                              Shares of            Common
                                    Common Stock         Common Stock         Number of          Common Stock           Stock
        Name of Selling             Beneficially         Beneficially         Shares of          Beneficially       Beneficially
          Stockholder                Owned Prior        Owned Prior to       Common Stock        Owned After         Owned after
                                   to Offering(1)       Offering (1)(2)     Offered Hereby      Offering(1)(2)     Offering (1)(2)
------------------------------------------------------------------------------------------------------------------------------------

Hudson Trust(3)                    1,229,680              8.6%                540,541             689,139              4.8%
c/o Summit Asset Management
Co., Inc.
666 Plainsboro Road
Suite 445
Plainsboro, New Jersey 08536

Rho Management Trust II (4)        1,592,887              11.1%               378,378             1,214,509            8.5%
c/o Rho Management
Company, Inc.
767 Fifth Avenue
43rd Floor
New York, New York 10153

Kaufman Family LLC (5)                 188,108                1.3%                108,108             80,000               *
660 Madison Avenue
15th Floor
New York, New York 10021


--------------------
* Less than one percent of the number of shares of Common Stock outstanding.

(1) The number of Shares beneficially owned is determined under rules promulgated by the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, the Selling Stockholders have sole voting power and investment power with respect to all Shares listed as owned by the Selling Stockholders.

(2) It is unknown if, when or in what amounts a Selling Stockholder may offer Shares for sale and there can be no assurance that the Selling Stockholders will sell any or all of the Shares offered hereby. Because the Selling Stockholders may offer all or some of the Shares pursuant to this Offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares that will be held by the Selling Stockholders after completion of the Offering, no estimate can be given as to the amount of the Shares that will be held by the Selling Stockholders after completion of the Offering. However, for purposes of this table, the Company has assumed that, after completion of the Offering, none of the Shares covered hereby will be held by the Selling Stockholders.

(3) Hudson Trust may be considered to be controlled by Bernd Diethelm Honer, a German citizen, who as sole grantor of Hudson Trust exercises investment and voting authority over shares owned by Hudson Trust. Excludes shares of Common Stock held by HealthCare Ventures II, L.P. ("HCV II"), HealthCare Ventures IV, L.P. ("HCV IV"), and HealthCare Partners II, L.P. ("HCP II"). HCV II and HCV IV are shareholders of the Company. HCP II is the general partner of HCV II, and as such, may be deemed additionally to be a beneficial owner of shares in the Company. Hudson Trust is a limited partner of each of HCV II, HCV IV and HCP II.

(4) Rho Management Partners, L.P. exercises investment and voting control over the shares owned by Rho Management Trust II. Joshua Ruch, a citizen of South Africa and U.S. resident, may be considered the controlling person of Rho Management Partners L.P. Excludes shares of Common Stock held by HCV II and HCV IV and described in Note (3). Rho Management Trust II is a limited partner of each of HCV II and HCV IV.

(5) Henry Kaufman, a U.S. citizen and resident, may be considered to be the controlling person of Kaufman Family LLC.

                              PLAN OF DISTRIBUTION

         The Company has been advised that the Selling Stockholders may sell Shares from time to time in transactions on Nasdaq, in privately negotiated transactions, through the writing of options on the shares or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The Shares may be sold by one or a combination of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. In connection with distributions of the Shares or otherwise, any Selling Stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with such Selling Stockholder. Any Selling Stockholder also may sell Shares short and deliver Shares to close out such short positions. Any Selling Stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of the Shares to the broker-dealers, which may then resell or otherwise transfer such Shares. Any Selling Stockholder also may loan or pledge the Shares to a broker-dealer or other financial institution may sell the Shares so loaned or upon a default may sell or otherwise transfer the pledged Shares.

         The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as the term is defined in the Securities Act and any commissions received by them as profit or any resale of the Shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

         The Company and the Selling Stockholders have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by Hale and Dorr LLP.

                                     EXPERTS

         The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

         No person has been authorized to give
any information or to make any representations
other than those contained in this Prospectus
and, if given or made, such  information or
representations must not be relied upon as                       DIACRIN, INC.
having been authorized by the Company or the
Selling Stockholders.  This Prospectus does not
constitute an offer to sell or a solicitation of any
offer to buy to any person in any jurisdiction in               1,027,027 Shares
which such offer or solicitation of an offer or                   Common Stock
solicitation would be unlawful.   Neither the
delivery of this Prospectus nor any offer or sale
hereunder shall, under any circumstances, create
any implication that there has been no change
in the affairs of the Company or that the
information contained herein is correct as of any
date hereof.
         ---------------

        TABLE OF CONTENTS
                                                  Page           --------------
Available Information.......................       3
Incorporation of Certain Documents                                 PROSPECTUS
  By Reference..............................       3
Special Note Regarding Forward-Looking                           --------------
  Information...............................       4
The Company.................................       4

Recent Developments.........................       6

Risk Factors................................       6
Use of Proceeds.............................       13
Selling Stockholders........................       13
Plan of Distribution........................       15
Legal Matters...............................       15
Experts.....................................       15             May __, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.
------------------------------------------------------

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Company (except expenses incurred by the Selling Stockholders for brokerage fees, selling commissions, underwriting discounts and fees and disbursements of counsel to the Selling Stockholders exceeding $7,500). All amounts shown are estimates except the Securities and Exchange Commission registration fee.


Filing Fee - Securities and Exchange Commission                $2,900

Legal fees and expenses of the Company                         $5,000

Accounting fees and expenses                                   $1,000

Miscellaneous expenses                                         $1,100


                                                               ------
         Total Expenses                                        $10,000
                                                               ======

Item 15.  Indemnification of Directors and Officers.
----------------------------------------------------

         Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

         Article ELEVENTH of the Registrant's Amended and Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorney's fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer if he acted in good faith and in a manner he reasonable believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and (b) shall be indemnified by the Registrant against expenses (including attorney's fees) and amounts paid in settlement reasonably incurred in connection with any action by or in the right of the Registrant by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification shall be made with respect to any such matter as to which such director or officer shall have been adjudged to be liable to the Registrant, unless and only to the extent that a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled

                                    - II-1 -
to indemnity for such
expenses as the court deems proper. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, he shall be indemnified against all expenses (including attorney's fees) reasonably incurred by him in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be advanced by the Registrant to a director or officer, at his request, upon receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to indemnification.

         Indemnification is required to be made unless the Registrant determines (in the manner provided in its Amended and Restated Certificate of Incorporation) that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition a court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

         Article ELEVENTH of the Registrant's Amended and Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the General Corporation Law of Delaware is amended to expand the indemnification permitted to officers and directors, the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

         The Company has purchased a general liability insurance policy which covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacity as directors or officers.

         Article SEVENTH of the Registrant's Amended and Restated Certificate of Incorporation provides that, except to the extent that the General Corporation Law of Delaware prohibits the elimination of liability of directors for breaches of fiduciary duty, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director.


Item 16.          Exhibits
--------------------------

EXHIBIT
NUMBER                                               DESCRIPTION

    5.1**         Opinion of Hale and Dorr LLP

    23.1*         Consent of Arthur Andersen LLP

    23.2** Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.

    24.1*         Power of Attorney

*  Previously filed.

** Filed herewith.

                                    - II-2 -

Item 17.  Undertakings.
-----------------------

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

         (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    - II-3 -

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 21st day of May, 1998.


                                                    DIACRIN, INC.



                                             By: /s/ Thomas H. Fraser
                                                 -------------------------
                                                 Thomas H. Fraser
                                                 President and Chief Executive
                                                 Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.


       Signature                                         Title                                   Date
       ---------                                         -----                                   ----


/s/ Thomas H. Fraser                      President, Chief Executive Officer and             May 21, 1998
----------------------                    Director (Principal Executive Officer)
    Thomas H. Fraser




/s/ Mark J. Fitzpatrick                   Vice President of Finance and                      May 21, 1998
-----------------------                   Administration, Chief Financial Officer and
    Mark J. Fitzpatrick                   Treasurer (Principal Financial and
                                          Accounting Officer)



               *                           Director                                           May 21, 1998
-----------------------
    Zola P. Horovitz

               *                           Director                                           May 21, 1998
-----------------------
    John W. Littlechild

                                    - II-4 -



                                           Director
-------------------------
    Stelios Papadopoulous



               *                           Director                                           May 21, 1998
-----------------------
    Henri A. Termeer



               *                          Director                                            May 21, 1998
-------------------------
    Christopher T. Walsh

* Mark J. Fitzpatrick, Attorney-in-Fact




                                    - II-5 -